                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 33-79746), Form S-3 (File No. 33-87256), Form S-3 (File No. 33-80709), Form S-8 (File No.
33-79748) and Form S-8 (File No. 33-02222) of our reports dated August 5, 1996, on our audits of the Historical Summary of Gross Income of Shadelands Drive Headquarters Property for the year ended December 31, 1995, the Historical Summary of Gross Income of Lockheed Martin Office/R&D Property for the year ended December 31, 1995 and the Historical Summary of Gross Income of Sunnyvale Research Center for the year ended December 31, 1995, which reports are included in this Current Report on Form 8-K/A.

                                                        COOPERS & LYBRAND L.L.P.
San Francisco, California
August 6, 1996